EXHIBIT 5

LAW OFFICES
Silver, Freedman & Taff, L.L.P.
A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
1700 WISCONSIN AVENUE, N.W.
WASHINGTON, D.C. 20007
PHONE: (202) 295-4500
FAX: (202) 337-5502 or (202) 337-5503
WWW.SFTLAW.COM

September 29, 2006

Board of Directors
American Bancorp of New Jersey, Inc.
365 Broad Street
Bloomfield, NJ 07003

Members of the Board:

             We have acted as counsel to American Bancorp of New Jersey, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to 1,081,117 shares of the Company's Common Stock, par value $0.10 per share (the "Common Stock"), to be offered pursuant to the American Bancorp of New Jersey, Inc. 2006 Equity Incentive Plan (the "Plan").

             We have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plan and agreements thereto, the Company's Certificate of Incorporation, Bylaws, resolutions of its Board of Directors and such other documents and corporate records as we deem appropriate for the purpose of rendering this opinion.

             Based upon the foregoing, it is our opinion that the Common Stock covered by the Registration Statement will be, when and if issued, sold and paid for as contemplated by the Plan, legally issued and non-assessable shares of Common Stock of the Company.

             We hereby consent to the inclusion of our opinion as Exhibit 5 to this Registration Statement on Form S-8. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours, /s/ Silver, Freedman & Taff, LLP SILVER, FREEDMAN & TAFF, L.L.P.